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                                                            OMB APPROVAL
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--------                                            OMB Number:      3235-0104
 FORM 3                                             Expires: December 31, 2001
--------                                            Estimated average burden
                                                    hours per response.... 0.5
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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

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
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
                                              Statement                     Trading Symbol                      of Original
   Bank of America Corporation                (Month/Day/Year)                   AROC Inc.                      (Month/Day/Year)
----------------------------------------                                 ------------------------------------
     (Last)     (First)     (Middle)             12/07/99                5. Relationship of Reporting        -----------------------
   100 North Tryon Street                  ----------------------------     Person(s) to Issuer              7. Individual or Joint/
----------------------------------------   3. I.R.S. Identification         (Check all applicable)              Group Filing (Check
             (Street)                         Number of Reporting              Director   X   10% Owner         Applicable Line)
                                              Person, if an entity       -----           -----                   X  Form filed by
   Charlotte     North Carolina  28255        (voluntary)                      Officer        Other (specify    --- One Reporting
--------------------------------------                                   -----           -----      below)          Person
      (City)      (State)      (Zip)       ----------------------------  (give title below)                         Form filed by
                                                                                                                --- More than One
                                                                         ------------------------------             Reporting Person
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            TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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    Common Stock, par value $0.01 per share        1,500,000                         I                      By LaSalle Street
                                                                                                            Natural Resources
                                                                                                            Corporation(1)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                   SEC 1473 (3-99)
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POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTIONS OF INFORMATION
CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS
A CURRENTLY VALID OMB CONTROL NUMBER.

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
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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  Series G Warrants              immed.     5/1/2007    Common Stock,    1,210,938      $1.60           I        By LaSalle Street
                                                        par value                                                Natural Resources
                                                        $0.01 per share                                          Corporation(1)

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  Series G Warrants              immed.   10/30/2008    Common Stock,    3,275,000      $0.01           I        By LaSalle Street
                                                        par value                                                Natural Resources
                                                        $0.01 per share                                          Corporation(1)

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  Series G Warrants              immed.    4/30/2007    Common Stock,    1,193,581      $0.01           I        By LaSalle Street
                                                        par value                                                Natural Resources
                                                        $0.01 per share                                          Corporation(1)

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Explanation of Responses:

(1)  The Reporting Person is the sole stockholder of LaSalle Street Natural Resources Corporation, which directly owns 7,179,519 shares. The Reporting Person disclaims beneficial ownership of these securities (except to the extent of the Reporting Person's pecuniary interest in such securities), and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.


                                                                                     BANK OF AMERICA CORPORATION

                                                                                 By:  /s/ Peter J. Brown                  12/21/99
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Peter J. Brown                      Date
                                                                                       Authorized Representative

Note. File three copies of this Form, one of which must be manually signed.                                                   Page 2
      If space is insufficient, See Instruction 6 for procedure.                                                     SEC 1473 (3-99)


POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.